Light & Wonder, Inc.
Reports Second Quarter 2022 Results
Reduced Principal Face Value of Debt Outstanding(1) to $4.0 Billion and Net Debt Leverage Ratio(2) to 3.6x
Delivered Consolidated Revenue from Continuing Operations of $610 Million, Up 5% Year-Over-Year
Returned $203 Million of Capital to Shareholders Through Share Repurchases, Representing 27% of Total Program Authorization
Significant Opportunity for Value Creation Underpinned by Long-Term Targets Provided at 2022 Investor Day

LAS VEGAS — August 9, 2022 — Light & Wonder, Inc. (NASDAQ: LNW) (formerly known as Scientific Games Corporation) (“Light & Wonder,” “L&W,” or the “Company”) today reported results for the second quarter ended June 30, 2022.
Barry Cottle, President and Chief Executive Officer of Light & Wonder, said, “We made great strides in the second quarter as we continued to execute on our vision and the transformation of our Company. We closed on the sale of our Lottery business for $5.7 billion in gross cash proceeds, which we used to significantly de-lever our balance sheet as we continue to deliver on our promises. With the Lottery business sale and anticipated closing on the sale of our Sports Betting business by the end of the third quarter, we have achieved a significant milestone in the transformation of our organization.
“We now have all the pieces in place and are singularly focused on building great games fully cross-platform. We recently hosted our inaugural investor day and detailed a roadmap for taking market share and unlocking tremendous value in a $70 billion TAM. This quarter we made tangible progress against our strategies as we delivered strong operating momentum and topline growth in the quarter. The success we are seeing this quarter is the result of the fundamental changes we have made throughout the business. Adding it all up, we couldn’t be more excited about the progress we are making and our path forward as the leading cross-platform global game company.”
Connie James, Chief Financial Officer of Light & Wonder, added, “The pace and scale of the business and financial transformation over the past year has been incredible. This quarter was no exception as our teams successfully closed on the Lottery business sale and refinancing transactions. Collectively, these transactions have transformed our balance sheet, enabling us to end the quarter with a net debt leverage ratio(2) of 3.6x, 7 turns lower than where we stood at the beginning of last year. With our reconstituted balance sheet, we have the financial flexibility to invest in our largest growth opportunities to drive the business forward.
“With our strong financial profile, including a high mix of recurring and digital revenues, sustainable double-digit growth, and a strong cash flow profile we will generate significant excess capital. We are actively executing on our capital allocation priorities as we paid down $4.9 billion of debt in the quarter and repurchased $203 million of our shares, or 27% of our total buyback authorization, in just five months. As we look forward, we will continue to drive operational excellence throughout our organization creating a strong foundation for growth.”

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conforms to the presentation found in Note 11 to the Condensed Consolidated Financial Statements in our March 31, 2022 and June 30, 2022 Form 10-Q.

(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
BUSINESS AND STRATEGY UPDATE
•Overall, the Company is making great progress as it executes on its strategy and roadmap presented at its 2022 Investor Day driving long-term value creation.
•Delivered strong topline growth, driven by strong growth in Gaming combined with growth at SciPlay. The prior year period was impacted by the VAT recovery benefit of $38 million.
•Continued expansion in high-growth digital markets, continued growth in SciPlay, while iGaming business grew 7% on a constant currency revenue(1)(2) basis year-over-year.
•Streamlined the organization with the completed Lottery business divestiture, which closed during the second quarter for $5.7 billion in gross cash proceeds, with the sale of the Sports Betting business expected to be completed by the end of the third quarter of 2022, subject to applicable regulatory approvals and other customary closing conditions. We amended the Sports Betting business purchase agreement with Endeavor, under which we expect to receive $750 million in cash and estimated $50 million in Class A common stock of Endeavor, or estimated total gross proceeds of $800 million. The amendment also increases the speed and certainty of closing by modifying certain closing conditions.
•Significantly de-levered and transformed the balance sheet, reduced the principal face value of debt outstanding(3) by $4.9 billion as compared to Q1 2022, with net debt leverage ratio(1) declining to 3.6x from 6.1x at March 31, 2022. The Company continues to be on a clear path to reach its targeted net debt leverage ratio range(1) of 2.5x to 3.5x.
•Returned $203 million of capital to shareholders through the repurchase of approximately 3.7 million shares of common stock, or 27% of the total authorization, since initiation of the program on March 3, 2022.
SUMMARY RESULTS
We have reflected our Lottery business (disposed during the second quarter of 2022) and Sports Betting business as discontinued operations for all periods presented. Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition of the Company’s continuing operations, which includes its Gaming, SciPlay and iGaming businesses.

	Three Months Ended June 30,
($ in millions)	2022	2021
Revenue	$610	$581

Net loss	(150)	(51)

Combined net cash (used in) provided by operating activities	(37)	149

Capital expenditures	57	40

Non-GAAP Financial Measures

Consolidated AEBITDA(1)	$212	$232

Combined free cash flow(1)	(95)	133

	As of
Balance Sheet Measures	June 30, 2022	December 31, 2021
Combined cash and cash equivalents	$971	$629
Total debt	3,902	8,690
Available liquidity(4)	1,859	1,417

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Constant currency revenue is calculated by translating current period non-U.S. denominated revenue using the prior year’s currency conversion rate. Foreign currency impact on iGaming revenue for the second quarter of 2022 was $4 million. The management uses or refers to growth rates at constant currency so that the revenue results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons given significant mix of iGaming revenue is denominated in non-U.S. dollar.

(3) Principal face value of debt outstanding represents outstanding principal value of debt balances that conforms to the presentation found in Note 11 to the Condensed Consolidated Financial Statements in our March 31, 2022 and June 30, 2022 Form 10-Q.

(4) Available liquidity is calculated as combined cash and cash equivalents plus remaining revolver capacity, including the SciPlay Revolver.
Second Quarter 2022 Financial Highlights:
•Second quarter consolidated revenue was $610 million compared to $581 million, up 5% compared to the prior year period. Prior year revenue benefited from $38 million VAT recovery, reducing the year-over-year revenue growth comparability by 7 percentage points. Our Gaming business demonstrated continued strong momentum including growth in all lines of business year-over-year (excluding impact of VAT recovery benefit on Gaming Operations in the prior year period) and robust sequential growth in Gaming Operations and Game Sales. Revenue also benefited from year-over-year growth at SciPlay, while iGaming businesses momentum continued despite 7% unfavorable impact of foreign currency translation.
•Net loss from continuing operations was $150 million compared to a net loss of $51 million in the prior year period. Net loss increased primarily as a result of $147 million in loss on financing transactions associated with the April 2022 debt pay down and refinancing transactions.
•Consolidated AEBITDA from continuing operations, a non-GAAP financial measure defined below, was $212 million, a decline of 9% compared to the prior year period. The prior year period Consolidated AEBITDA benefited from VAT recovery, reducing the year-over-year comparability by approximately 18 percentage points.
•Combined net cash (used in) provided by operating activities was $(37) million compared to $149 million in the prior year period, which includes the VAT recovery benefit described above. The current year cash flows were impacted by costs associated with the strategic review and related transactions and accelerated interest payments related to the debt pay down and refinancing transactions, coupled with investments to meet the growing demand from operators for our products.
•Combined free cash flow, a non-GAAP financial measure defined below, was $(95) million, which includes both continuing and discontinued operations. The current year combined free cash flow was impacted by approximately $114 million in costs supporting strategic review and related transactions (including the Lottery business closing expenses) and accelerated interest payments related to the debt pay down and refinancing transactions, coupled with investments to meet the growing demand from operators for our products. We expect free cash flow to continue to scale and normalize post the finalization of the divestitures.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined to 3.6x from 6.1x since March 31, 2022, following the sale of the Lottery business and the subsequent refinancing transaction in April of 2022.

CONTINUING OPERATIONS BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED JUNE 30, 2022

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(1)(2)
	2022	2021	$	%	2022	2021	$	%	2022	2021	PP Change(2)
Gaming(3)	$390	$367	$23	6%	$179	$194	$(15)	(8)%	46%	53%	(7)
SciPlay	160	154	6	4%	41	48	(7)	(15)%	26%	31%	(5)
iGaming	60	60	—	—%	21	20	1	5%	35%	33%	2
Corporate and other(4)	—	—	—	—%	(29)	(30)	1	3%	n/a	n/a	n/a
Total	$610	$581	$29	5%	$212	$232	$(20)	(9)%	35%	40%	(5)

PP - percentage points.
n/a - not applicable.

(1) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(2) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(3) The three months ended June 30, 2021 Gaming Business Segment Revenue includes $38 million U.K. FOBT VAT recovery ("the VAT recovery") received from certain U.K. customers related to a 2020 U.K. court ruling associated with overcharging of value-added tax for gaming operators that consequently reduced our net gaming revenues related to these customers and arrangements, also impacting Gaming Business Segment AEBITDA.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Second Quarter 2022 Key Highlights
•Gaming revenue increased 6% to $390 million compared to the prior year period, primarily driven by strong growth in Gaming operations, which once again exceeded 2019 levels driven by record North America premium installed base units, and continued elevated average daily revenue per unit, coupled with robust growth in Game sales, Systems and Table games businesses. The prior year period Gaming revenue benefited from VAT recovery, reducing the year-over-year comparability by 13 percentage points. Gaming AEBITDA was $179 million, down 8% compared to the prior year period. AEBITDA growth was impacted by VAT recovery that benefited the prior year period, reducing the growth comparability by 23 percentage points.
•Gaming Operations revenue benefited from growth in our installed base and average daily revenue per unit, driven by strong content performance and the success of our Kascada and Mural cabinets. Our North American premium installed base grew for the 8th consecutive quarter, maintaining a record 43% of our total installed base mix. Additionally, we continue to see positive momentum with the launch of the Kascada Dual Screen, validating our continued investment in R&D to drive our long-term growth.
•SciPlay revenue grew 4% to $160 million compared to the prior year period. Growth benefited from the Alictus acquisition, while the core social casino business delivered strong payer metrics, outpaced the market and grew share. Payer conversion rates achieved an all-time high and AMRPPU remained at elevated levels due to continued strong engagement and monetization of our players.
•iGaming revenue was $60 million, driven by growth in the U.S. market coupled with continued strong performance of acquired businesses and partially offset by $4 million in unfavorable impact of foreign-currency translation due to strengthening U.S. Dollar, impacting revenue by 7%. The U.S market delivered 47% year-over-year revenue growth, driven in part by the strength of our original content and growth in GGR. AEBITDA increased 5% driven by the scaling of original content launches as well as our acquisitions, partially offset by higher costs associated with continued investments supporting ongoing growth, including our upcoming launch of live casino in the U.S. expected in the fourth quarter of 2022.
•Playzido was acquired in April 2022, a dynamic content creation platform provider and game supplier, which is expected to accelerate the pace at which we can partner with game studios and operators to expand our original iGaming content offering.
LIQUIDITY
•Significant debt reduction of $4.9 billion in the quarter to end second quarter with $4.0 billion of principal face value of debt outstanding due to sale of the Lottery business and the subsequent refinancing transaction in April. This is expected to result in approximately $225 million in annualized cash interest savings.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined to 3.6x from 6.1x since March 31, 2022 and is down approximately 7 turns from the peak level at the beginning of 2021.
•Combined net cash (used in) provided by operating activities was $(37) million compared to $149 million in the prior year period, which includes the VAT recovery benefit described above. The current year cash flows were impacted by costs associated with the strategic review and related transactions and accelerated interest payments related to the debt pay down and refinancing transactions, coupled with investments to meet the growing demand from operators for our products.
•Combined free cash flow, a non-GAAP financial measure defined below, was $(95) million, which includes both continuing and discontinued operations. The current year combined free cash flow was impacted by approximately $114 million in costs supporting strategic review and related transactions (including the Lottery business closing expenses) and accelerated interest payments related to the debt pay down and refinancing transactions, coupled with investments to meet the growing demand from operators for our products. We expect free cash flow to continue to scale and normalize post the finalization of the divestitures.
•Capital expenditures from continuing operations were $57 million in the second quarter of 2022.

Earnings Conference Call
As previously announced, Light and Wonder executive leadership will host a conference call on Tuesday, August 9, 2022, at 4:30 p.m. EDT to review the Company’s second quarter results. To access the call live via a listen-only webcast and presentation, please visit explore.lnw.com/investors/ and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (844) 200-6205 for U.S. or +1 (929) 526-1599 for International and ask to join the Light & Wonder call using conference ID: 512562. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. (NASDAQ: LNW) (formerly known as Scientific Games Corporation) (“Light & Wonder” or “L&W”) is a global leader in cross-platform games and entertainment. The Company brings together over 5,600 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OpenGaming™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit www.lnw.com.
You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.lnw.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD).
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Grace Russell +1 702-577-7928	Jim Bombassei +1 702-532-7643
Senior Director, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations jbombassei@lnw.com
All ® notices signify marks registered in the United States. © 2022 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•the impact of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions, including the temporary and potentially recurring closure of casinos and lottery operations on a jurisdiction-by-jurisdiction basis;
•risks relating to the intended sale of our Sports Betting business, which is expected to be completed in the third quarter of 2022, which is subject to applicable regulatory approvals, other customary closing conditions (“Pending Divestiture”), including lack of assurance regarding the timing of completion of the pending and proposed transaction and related risks associated with the ongoing operations and activities of the Sports Betting business, that certain deferred tax assets may not be realized relative to the anticipated tax gain from this divestiture, that the transaction will yield additional value or will not adversely impact our business, financial results, results of operations, cash flows or stock price;
•our inability to successfully execute our new strategy and impending rebranding initiative;
•our inability to further de-lever and position the Company for enhanced growth with net proceeds from the Pending Divestiture;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the continuing uncertainty following the U.K.’s withdrawal from the European Union;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•the transition from LIBOR to SOFR, which may adversely affect interest rates;
•inability to reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•changes in demand for our products and services;
•inability to benefit from, and risks associated with, strategic equity investments and relationships;
•inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K and quarterly reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2021 on March 1, 2022 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Services	$445	$444	$876	$808
Product sales	165	137	307	226
Total revenue	610	581	1,183	1,034

Operating expenses:
Cost of services(1)	92	96	182	183
Cost of product sales(1)	88	63	159	103
Selling, general and administrative	179	180	354	339
Research and development	56	48	109	93
Depreciation, amortization and impairments	107	96	215	193
Restructuring and other	42	30	78	51
Total operating expenses	564	513	1,097	962
Operating income	46	68	86	72
Other (expense) income:
Interest expense	(70)	(119)	(186)	(240)
Loss on debt financing transactions	(147)	—	(147)	—
Gain (loss) on remeasurement of debt and other	20	(7)	27	18
Other income, net	2	13	7	20
Total other expense, net	(195)	(113)	(299)	(202)
Net loss from continuing operations before income taxes	(149)	(45)	(213)	(130)
Income tax expense	(1)	(6)	(4)	(9)
Net loss from continuing operations	(150)	(51)	(217)	(139)
Net income from discontinued operations, net of tax(2)	3,445	164	3,540	243
Net income	3,295	113	3,323	104
Less: Net income attributable to noncontrolling interest	4	4	6	10
Net income attributable to L&W	$3,291	$109	$3,317	$94

Per Share - Basic:
Net loss from continuing operations	$(1.62)	$(0.58)	$(2.33)	$(1.55)
Net income from discontinued operations	36.23	1.71	36.94	2.53
Net income attributable to L&W	$34.61	$1.13	$34.61	$0.98

Per Share - Diluted:
Net loss from continuing operations	$(1.62)	$(0.58)	$(2.33)	$(1.55)
Net income from discontinued operations	36.23	1.71	36.94	2.53
Net income attributable to L&W	$34.61	$1.13	$34.61	$0.98

Weighted average number of shares used in per share calculations:
Basic shares	95	96	96	96
Diluted shares	95	96	96	96

(1) Excludes depreciation and amortization.
(2) The three and six month periods ended June 30, 2022 include pre-tax gain of $4,568 million on sale of Lottery business.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions except for common shares outstanding)

	June 30,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$928	$585
Restricted cash	44	41
Receivables, net of allowance for credit losses $46 and $52, respectively	415	423
Inventories	129	98
Prepaid expenses, deposits and other current assets	126	88
Assets of businesses held for sale	106	497
Total current assets	1,748	1,732

Restricted cash	7	9
Receivables, net of allowance for credit losses $2 and $2, respectively	15	17
Property and equipment, net	205	213
Operating lease right-of-use assets	51	51
Goodwill	2,932	2,892
Intangible assets, net	837	946
Software, net	121	117
Deferred income taxes	93	349
Other assets	43	80
Assets of businesses held for sale	429	1,477
Total assets	$6,481	$7,883

Liabilities and Stockholders’ Equity (Deficit):
Current portion of long-term debt	$24	$44
Accounts payable	164	204
Accrued liabilities	359	428
Income taxes payable	681	16
Liabilities of businesses held for sale	26	282
Total current liabilities	1,254	974

Deferred income taxes	143	35
Operating lease liabilities	40	40
Other long-term liabilities	158	170
Long-term debt, excluding current portion	3,878	8,646
Liabilities of businesses held for sale	42	124
Total stockholders’ equity (deficit)(1)	966	(2,106)
Total liabilities and stockholders’ equity (deficit)	$6,481	$7,883

(1) Includes $155 million and $150 million in noncontrolling interest as of June 30, 2022 and December 31, 2021, respectively.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$3,295	$113	$3,323	$104
Less: Income from discontinued operations, net of tax	(3,445)	(164)	(3,540)	(243)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities from continuing operations	248	149	369	245
Changes in working capital accounts, excluding the effects of acquisitions	(73)	(17)	(145)	—
Changes in deferred income taxes and other	2	4	6	4
Net cash provided by operating activities from continuing operations	27	85	13	110
Net cash (used in) provided by operating activities from discontinued operations	(64)	64	44	162
Net cash (used in) provided by operating activities	(37)	149	57	272

Cash flows from investing activities:
Capital expenditures	(57)	(40)	(100)	(75)
Acquisitions of businesses, net of cash acquired	(8)	—	(116)	—
Proceeds from settlement of cross-currency interest rate swaps	50	—	50	—
Other	(4)	8	(4)	9
Net cash used in investing activities from continuing operations	(19)	(32)	(170)	(66)
Net cash provided by (used in) investing activities from discontinued operations(1)	5,654	(5)	5,629	(32)
Net cash provided by (used in) investing activities	5,635	(37)	5,459	(98)

Cash flows from financing activities:
Payments of long-term debt, net	(5,032)	(161)	(4,882)	(271)
Payments of debt issuance and deferred financing costs	(36)	—	(37)	—
Payments on license obligations	(5)	(12)	(24)	(24)
Purchase of treasury stock	(152)	—	(203)	—
Purchase of SciPlay’s common stock	(7)	—	(7)	—
Net redemptions of common stock under stock-based compensation plans and other	(8)	(8)	(33)	(21)
Net cash used in financing activities from continuing operations	(5,240)	(181)	(5,186)	(316)
Net cash used in financing activities from discontinued operations	(1)	(4)	(3)	(8)
Net cash used in financing activities	(5,241)	(185)	(5,189)	(324)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	1	(6)	—
Increase (decrease) in cash, cash equivalents and restricted cash	352	(72)	321	(150)
Cash, cash equivalents and restricted cash, beginning of period	670	1,065	701	1,143
Cash, cash equivalents and restricted cash, end of period	1,022	993	1,022	993
Less: Cash, cash equivalents and restricted cash of discontinued operations	43	74	43	74
Cash, Cash equivalents and restricted cash of continuing operations, end of period	$979	$919	$979	$919

Supplemental cash flow information:
Cash paid for interest	$102	$106	$219	$229
Income taxes paid	14	6	23	13
Distributed earnings from equity investments	3	11	4	15
Supplemental non-cash transactions:
Non-cash interest expense	$3	$6	$9	$12

(1) Three and six month periods ended June 30, 2022 include $5,659 million in gross cash proceeds from the Lottery business sale, net of cash, cash equivalents and restricted cash transferred.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA - CONTINUING OPERATIONS AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA - Continuing Operations
Net income attributable to L&W	$3,291	$109	$3,317	$94
Net income attributable to noncontrolling interest	4	4	6	10
Net income from discontinued operations, net of tax	(3,445)	(164)	(3,540)	(243)
Net loss from continuing operations	(150)	(51)	(217)	(139)
Restructuring and other(1)	42	30	78	51
Depreciation, amortization and impairments	107	96	215	193
Other income, net	(2)	(11)	(4)	(17)
Interest expense	70	119	186	240
Income tax expense	1	6	4	9
Stock-based compensation	17	36	32	55
Loss on debt financing transactions	147	—	147	—
(Gain) loss on remeasurement of debt and other	(20)	7	(27)	(18)
Consolidated AEBITDA - continuing operations	$212	$232	$414	$374

Supplemental Business Segment Data
Business segments AEBITDA - continuing operations
Gaming	$179	$194	$350	$301
SciPlay	41	48	85	94
iGaming	21	20	41	41
Total business segments AEBITDA - continuing operations	241	262	476	436
Corporate and other(2)	(29)	(30)	(62)	(62)
Consolidated AEBITDA - continuing operations	$212	$232	$414	$374

(1) Refer to the Consolidated AEBITDA - continuing operations definition below for a description of items included in restructuring and other.
(2) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income), representing the current corporate cost structure that was not historically allocated to our business segments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONTINUING OPERATIONS SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)

	Three Months Ended
	June 30, 2022	June 30, 2021	March 31, 2022
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$163	$181	$155
Gaming machine sales	123	100	103
Gaming systems	60	52	51
Table products	44	34	46
Total revenue	$390	$367	$355

Gaming Operations:
U.S. and Canada:
Installed base at period end	30,836	29,965	30,359
Average daily revenue per unit	$45.86	$44.58	$43.39
International:(1)
Installed base at period end	28,966	31,412	29,762
Average daily revenue per unit	$13.63	$8.44	$13.72

Gaming Machine Sales:
U.S. and Canada new unit shipments	4,009	3,221	3,382
International new unit shipments	2,479	1,751	1,914
Total new unit shipments	6,488	4,972	5,296
Average sales price per new unit	$17,176	$17,048	$17,099

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	3,369	2,541	3,152
Casino opening and expansion units	640	680	230
Total unit shipments	4,009	3,221	3,382

International unit shipments:
Replacement units(2)	2,443	1,751	1,914
Casino opening and expansion units	36	—	—
Total unit shipments	2,479	1,751	1,914

SciPlay Business Segment Supplemental Financial Data:
Revenue:
Mobile in-app purchases	$138	$136	$140
Web in-app purchases and other(3)	22	18	18
Total revenue	$160	$154	$158

In-App Purchases:
Mobile penetration(4)	90%	88%	90%
Average MAU(5)	5.9	6.3	6.3
Average DAU(6)	2.3	2.3	2.3
ARPDAU(7)	$0.74	$0.72	$0.74
Average MPU(8)	0.6	0.5	0.6
AMRPPU(9)	$90.99	$96.29	$92.45
Payer Conversion Rate(10)	9.4%	8.5%	8.9%

iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$17.8	$18.0	$17.5

(1) Excludes the impact of game content licensing revenue.
(2) The June 30, 2021 reported amount of 1,751 for International casino opening and expansion units has been reclassified to the International replacement units to correct a misclassification in the prior year period..
(3) Other primarily consists of advertising revenue which was not material for the periods presented.
(4) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(5) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(7) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(8) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(9) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(10) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO CONSOLIDATED AEBITDA - CONTINUING OPERATIONS
	Twelve Months Ended
	June 30, 2022	March 31, 2022	December 31, 2020
Net income attributable to L&W	$3,594	$412	$(569)
Net income attributable to noncontrolling interest	15	15	21
Net income from discontinued operations, net of tax	(3,663)	(382)	(253)
Net (loss) income from continuing operations	(54)	45	(801)
Restructuring and other	194	182	56
Depreciation, amortization and impairments	420	409	449
Goodwill impairment	—	—	54
Other (income) expense, net	(15)	(24)	9
Interest expense	424	473	503
Income tax benefit	(323)	(318)	(3)
Stock-based compensation	90	109	56
Loss on debt financing transactions	147	—	—
(Gain) loss on remeasurement of debt and other	(50)	(23)	51
Consolidated AEBITDA - continuing operations	$833	$853	$374

RECONCILIATION OF NET INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX TO AEBITDA FROM DISCONTINUED OPERATIONS AND COMBINED AEBITDA
		Twelve Months Ended
		March 31, 2022	December 31, 2020
Net income from discontinued operations, net of tax		$382	$253
Income tax expense		81	7
Restructuring and other		10	11
Depreciation, amortization and impairments		53	105
EBITDA from equity investments(1)		76	30
(Earnings) loss from equity investments		(38)	9
Stock-based compensation and other, net		(43)	4
AEBITDA from discontinued operations(2)		$521	$419

EBITDA from equity investments - continuing operations(3)		9	7

Combined AEBITDA(3)		$1,383	$800

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
	As of
	June 30, 2022	March 31, 2022	December 31, 2020
Consolidated AEBITDA/Combined AEBITDA(3)	$833	$1,383	$800

Total debt	$3,902	$8,833	$9,303
Add: Unamortized debt discount/premium and deferred financing costs, net	51	77	104
Add: Impact of exchange rate	—	73	7
Less: Debt not requiring cash repayment and other	(3)	(3)	(7)
Principal face value of debt outstanding	3,950	8,980	9,407
Less: Combined cash and cash equivalents(4)	971	582	1,016
Net debt	$2,979	$8,398	$8,391

Net debt leverage ratio(5)	3.6	6.1	10.5

(1) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release.
(2) AEBITDA from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined AEBITDA consists of Consolidated AEBITDA - continuing operations, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measure definitions below for further details.

(4) Includes cash and cash equivalents of both continuing operations and discontinued operations, as the combined amount is available for debt payments.
(5) Calculation of net debt leverage ratio does not include anticipated $665 million estimated cash taxes associated with the sale of Lottery business nor net cash proceeds associated with the pending sale of our Sports Betting business.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW - CONTINUING OPERATIONS AND COMBINED FREE CASH FLOW
	Three Months Ended June 30,
	2022					2021
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash (used in) provided by operating activities	$143	$(116)	$27	$(64)	$(37)	$195	$(110)	$85	$64	$149
Less: Capital expenditures	(57)	—	(57)	(5)	(62)	(40)	—	(40)	(13)	(53)
Less: Distributions from equity method investments, net of additions	—	—	—	—	—	1	—	1	15	16
Less: Payments on license obligations	(5)	—	(5)	—	(5)	(12)	—	(12)	(4)	(16)
Add: Change in restricted cash impacting working capital	6	—	6	3	9	3	—	3	34	37
Free cash flow	$87	$(116)	$(29)	$(66)	$(95)	$147	$(110)	$37	$96	$133
Supplemental cash flow information - Strategic Review and Related Costs Impacting Combined Free Cash Flows:
Disposition and other closing expenses					$80
Accelerated cash interest payments and other payments related to April 2022 refinancing(4)					16
Professional fees and services supporting Strategic review and related activities					18

(1) Represents cash taxes and cash interest paid on our existing debt, which has not historically been allocated to our business segments. We present this column to provide the impact of our debt structure for periods presented on our operating cash flows from continuing operations to provide greater comparability to cash flows generated by our continuing and discontinued operations.

(2) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.
(4) Excludes impact of interest savings anticipated as a result of April 2022 refinancing transactions of approximately $21 million.

	Six Months Ended June 30,
	2022					2021
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash provided by operating activities	$253	$(240)	$13	$44	$57	$349	$(239)	$110	$162	$272
Less: Capital expenditures	(100)	—	(100)	(30)	(130)	(75)	—	(75)	(28)	(103)
Less: Distributions from equity method investments, net of additions	—	—	—	—	—	2	—	2	5	7
Less: Payments on license obligations	(24)	—	(24)	(2)	(26)	(24)	—	(24)	(5)	(29)
(Less) add: Change in restricted cash impacting working capital	(1)	—	(1)	(6)	(7)	8	—	8	58	66
Free cash flow	$128	$(240)	$(112)	$6	$(106)	$260	$(239)	$21	$192	$213
Supplemental cash flow information - Strategic Review and Related Costs Impacting Combined Free Cash Flows:
Disposition and other closing expenses					$80
Accelerated cash interest payments and other payments related to April 2022 refinancing(4)					16
Professional fees and services supporting Strategic review and related activities					64

(1) Represents cash taxes and cash interest paid on our existing debt, which has not historically been allocated to our business segments. We present this column to provide the impact of our debt structure for periods presented on our operating cash flows from continuing operations to provide greater comparability to cash flows generated by our continuing and discontinued operations.

(2) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.
(4) Excludes impact of interest savings anticipated as a result of April 2022 refinancing transactions of approximately $92 million.

RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS AND COMBINED EBITDA FROM EQUITY INVESTMENTS
	Twelve Months Ended
	March 31, 2022		December 31, 2020
	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations
Earnings (loss) from equity investments	$5	$38	$3	$(9)
Add: Income tax expense	—	11	—	3
Add: Depreciation, amortization and impairments	1	31	1	31
Add: Interest income, net and other	3	(4)	3	5
EBITDA from equity investments	$9	$76	$7	$30
Combined EBITDA from equity investments(1)		$85		$37

(1) Combined EBITDA from equity investments consists of EBITDA from both discontinued and continuing operations equity investments.

Discontinued Operations
On September 27, 2021, we entered into a definitive agreement to sell our Sports Betting business to Endeavor Group Holdings, Inc. in a cash and stock transaction. On June 30, 2022, we entered into an amendment to the agreement, under which the cash consideration was reduced from $1,000 million to $750 million and the stock consideration was reduced from approximately 7.6 million shares of Endeavor Class A Common stock (valued at approximately $200 million as of the date of the purchase agreement) to approximately 2.3 million shares of Endeavor Class A Common stock (valued at approximately $50 million as of the date of the amendment and based on the volume weighted average price of Endeavor Class A Common stock in the twenty days before the date of the amendment). The amendment additionally waives the closing condition requiring regulatory approval by the Nevada Gaming Control Board and extends the agreement date to December 30, 2022 if certain conditions to closing are not met by September 27, 2022. The sale of the Sports Betting business is expected to be completed in the third quarter of 2022, subject to applicable regulatory approvals and other customary closing conditions. On October 27, 2021, we entered into a definitive agreement to sell our Lottery business to Brookfield Business Partners L.P., which was completed during the second quarter of 2022.
Accordingly, the financial results for our Lottery business and the Sports Betting business presented in the Consolidated Statements of Operations presented herein have been reclassified to discontinued operations and prior period Lottery and Sports Betting businesses balance sheet balances have been reclassified to the Asset and Liabilities held for sale lines on the Condensed Consolidated Balance Sheet presented herein in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations.
We report our operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.
Non-GAAP Financial Measures
The Company’s management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA (representing continuing operations), AEBITDA from discontinued operations, Combined AEBITDA, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, EBITDA from equity investments included in discontinued operations, Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, the Company’s management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, the Company’s management uses Consolidated AEBITDA to facilitate management’s external comparisons of the Company’s consolidated results from continuing operations to the historical operating performance of other companies that may have different capital structures and debt levels.
The Company’s management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
As described in this earning release, the Company divested its Lottery business and is in the process of divesting its Sports Betting businesses and as such, historical financial information for these businesses is classified as discontinued operations, as described above. The Company’s management believes that Combined free cash flow is useful during the period until the disposition occurs as it provides management and investors with information regarding the Company’s combined financial condition under the structure as of June 30, 2022, including for prior period comparisons, as the Company is finalizing the divestiture and transforming its strategy.
Additionally, Combined free cash flow provides greater visibility into cash available for the continuing operations to use in investing and financing decisions as this cash flow remains available for such decisions.
The Company’s management believes that these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of management’s reporting and planning processes. In particular, the Company’s management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes are less indicative of the ongoing underlying performance of continuing operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital and taking into account cash flows relating to the Company’s equity investments.

Additionally, management believes that AEBITDA from discontinued operations and Free cash flow from discontinued operations provide useful information regarding the Company’s operations that are in the process of being divested and provide the impact of those businesses on the overall financial results for the periods presented as they currently remain under the current structure of the Company. These non-GAAP measures are derived based on the historical records and include only those direct costs that are allocated to discontinued operations and as such do not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.
Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA - Continuing Operations.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income attributable to L&W and includes the following adjustments: (1) Net income attributable to noncontrolling interest; (2) Net income from discontinued operations, net of tax; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (4) Depreciation, amortization and impairment charges and Goodwill impairments; (5) Loss on debt financing transactions; (6) Change in fair value of investments and (Gain) loss on remeasurement of debt and other; (7) Interest expense; (8) Income tax expense; (9) Stock-based compensation; and (10) Other income, net, including foreign currency (gains) and losses, and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
AEBITDA from Discontinued Operations
AEBITDA from discontinued operations, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure for the Company’s discontinued operations and is reconciled to net income from discontinued operations, net of tax as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income from Discontinued Operations, Net of Tax to AEBITDA from Discontinued Operations.” AEBITDA from discontinued operations should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. AEBITDA from discontinued operations may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Net debt leverage ratio.
AEBITDA from discontinued operations is reconciled to Net income from discontinued operations, net of tax and includes the following adjustments: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Income tax expense; and (4) Stock-based compensation and other, net. In addition to the preceding adjustments, we exclude Earnings from equity investments and add (without duplication) discontinued operations pro rata share of EBITDA from equity investments, which represents their share of earnings (whether or not distributed) before income tax expense, depreciation and amortization expense, and interest expense, net of our joint ventures and minority investees, which is included in our calculation of AEBITDA from discontinued operations.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA (representing our continuing operations), AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Net debt leverage ratio.
Free Cash Flow - Continuing Operations
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above and representing Free cash flows of our continuing operations.

Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flows from continuing operations and Free cash flows from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
EBITDA from Equity Investments
EBITDA from equity investments, as used herein, represents our share of earnings (loss) (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest (income) expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings (loss) of equity investments, the most directly comparable GAAP measure, in a schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less combined cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, which are all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and in Note 11 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, but it does not include other long term obligations of $3 million primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes (paid off as of June 30, 2022) were translated at the constant foreign exchange rate at issuance of these notes as those amounts were payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA for current period and Combined AEBITDA for prior period (as defined above). The forward-looking non-GAAP financial measure targeted long-term net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted long-term net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.

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